Exhibit 99.1

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION

THIS IS AN ANNOUNCEMENT OF A POSSIBLE OFFER FALLING UNDER RULE 2.4 OF THE CITY CODE ON TAKEOVERS AND MERGERS (“THE CODE”) AND DOES NOT CONSTITUTE AN ANNOUNCEMENT OF A FIRM INTENTION TO MAKE AN OFFER UNDER RULE 2.7 OF THE CODE. THERE CAN BE NO CERTAINTY THAT ANY FIRM OFFER WILL BE MADE, NOR AS TO THE TERMS ON WHICH ANY FIRM OFFER MIGHT BE MADE

THIS ANNOUNCEMENT CONTAINS INSIDE INFORMATION

FOR IMMEDIATE RELEASE

28 September 2020

POSSIBLE CASH OFFER

for

William Hill PLC (“William Hill”)

Further to the announcement by William Hill on 25 September 2020, Caesars Entertainment Inc. (“Caesars”) and William Hill confirm that they are in advanced discussions concerning a possible cash offer (the “Possible Cash Offer”) for the entire issued and to be issued share capital of William Hill. Under the terms of the Possible Cash Offer William Hill Shareholders would be entitled to receive:

for each William Hill Share                272 pence in cash

The Possible Cash Offer values the entire issued and to be issued share capital of William Hill at approximately £2.9 billion and would provide William Hill shareholders with an opportunity to realise certain value in cash for their shares at a compelling price. The Possible Cash Offer represents a premium of approximately:

•	57.6 per cent. to the closing price per William Hill Share of 172.55 pence on 1 September 2020 (being the last business day before Caesars’ first approach to William Hill);

•	80.7 per cent. to the volume weighted average price per William Hill Share of 150.54 pence for the three months ended 24 September 2020;

•	112.5 per cent. to the Placing price of 128 pence per William Hill Share on 17 June 2020; and

•	25.0 per cent. to the closing price per William Hill Share of 217.60 pence on 24 September 2020 (being the day prior to the commencement of the offer period)

Caesars has finalised its due diligence and a further announcement will be made as and when appropriate. Should a firm offer be made it would be subject to approval of William Hill shareholders and customary antitrust and regulatory gaming approvals. Caesars expects that the transaction would close in the second half of 2021.

The William Hill Board of Directors has indicated to Caesars that the Possible Cash Offer is at a price level that they would be minded to recommend to William Hill shareholders.

Commenting on the Possible Cash Offer, Tom Reeg, CEO of Caesars, said:

“The opportunity to combine our land based-casinos, sports betting and online gaming in the US is a truly exciting prospect. William Hill’s sports betting expertise will complement Caesars’ current offering, enabling the combined group to better serve our customers in the fast growing US sports betting and online market.

We look forward to working with William Hill to support future growth in the US by providing our customers with a superior and comprehensive experience across all areas of gaming, sports betting, and entertainment.”

In accordance with Rule 2.5 of the Code, Caesars reserves the right to:

1.	vary the form and/or mix of the consideration described in this announcement; and

2.	make the offer on less favourable terms:

a.	with the recommendation or consent of the board of William Hill;

b.	if William Hill announces, declares or pays any dividend or any other distribution to shareholders, in which case Caesars will have the right to make an equivalent reduction to the proposed price;

c.	if a third party announces a firm intention to make an offer for William Hill on less favourable terms than its proposal; or

d.	following the announcement by William Hill of a whitewash transaction pursuant to the Code.

Update on Caesars and William Hill US joint venture arrangement

Under the terms of its established US joint venture agreement with William Hill, Caesars has the right to add or substitute names to a limited list of potential acquirers of William Hill (with William Hill having a reciprocal right), whereby inclusion on this list would entitle Caesars to terminate the US joint venture agreement should William Hill be acquired by one of these parties. Caesars has given notice of its addition of Apollo Global Management, Inc and its affiliates (“Apollo”) to this list with the effect that if Apollo subsequently acquires William Hill, Caesars would be entitled to terminate the US joint venture’s mobile market access rights and rights to operate sports books at Caesars premises that are granted to it by Caesars.

Background to and reasons for the Possible Cash Offer

Caesars is one of the largest gaming-entertainment companies in the US and one of the world’s most diversified gaming-entertainment providers. On 20 July 2020, the company completed its merger (the “Merger”) with Eldorado Resorts, Inc. Caesars owns and operates 54 domestic properties in 16 states with approximately 64,000 slot machines, video lottery terminals and e-tables, 3,000 table games, 4 million square feet of gaming space, 47,000 hotel rooms, 1.9 million square feet of meeting space, 300 restaurant and bar outlets and two premier nightclubs. The company’s resorts operate primarily under the Caesars, Harrah’s, Horseshoe, and Eldorado brand names.

Caesars believes that the sports betting and online gaming sector represents one of the largest areas of growth in the US gaming industry, with some analysts recently estimating a potential total addressable market size ranging up to US$30-35 billion, reflecting the acceleration of gaming legislation at the state level, the increased adoption by consumers as gaming becomes more available and continued integration with national sports and media brands.

Caesars and William Hill currently operate a US joint venture with 20% and 80% equity ownership respectively. Through this joint venture, William Hill runs online sports betting operations through Caesars’ market access in each state and retail sports betting operations in Caesars’ properties as well as those of other casino operators around the United States. Following completion of the Merger, Caesars and William Hill have been working together to roll out sports betting operations to the additional Caesars properties available to the joint venture.

Caesars believes that the current joint venture structure between Caesars and William Hill in the US needs to be broadened in scope in order to fully maximise the opportunity in the sports betting and gaming sector and provide the best possible customer experience.

Caesars believes that a combination of Caesars and William Hill represents a compelling opportunity to improve the offering and experience for the customer:

•

The combined company would be able to utilise the expertise and assets contained in both companies to better serve customers in the highly competitive online gaming and sports betting space throughout the US. The combined company’s market access across the US would be increased and would benefit from a broad network of sports books locations.

•	The combined company would provide a more unified customer experience by consolidating applications and wallets, and by allowing a more focused branding experience.

•

The combined company would have a world class portfolio of assets and brands, including William Hill’s sports betting expertise, as well as its established technology program and roadmap (including its highly regarded scalable and secure Liberty Technology platform).

•

The combined company will also be afforded the ability to access Caesars’ extensive and pre-existing relationships with dozens of sports teams and events including being the exclusive casino partner of the NFL.

•

Caesars believes that it is important to align with media companies to enhance customer acquisition and generate excitement and loyalty across multiple products. Currently Caesars has a multi-year relationship with ESPN and William Hill has a relationship with CBS. It is Caesars’ intent to pursue a more integrated arrangement with a media company (including with appropriate online partners for its US business) to further align interests and create an enhanced customer offering. Caesars believes the combination with William Hill will improve its attractiveness as a potential partner for such media companies.

•

Finally, as part of the combined company William Hill would be afforded new and complete access to Caesars’ brand and highly regarded loyalty program (which had approximately 60 million members at the end of 2019), which it currently does not have. We believe this synergistic relationship will benefit all customers with integrated benefits across various elements of gaming and entertainment, allowing customers to earn tier status and Caesars Rewards that can be used at all of Caesars’ land-based and online properties, helping to improve customer experience, reducing churn and increasing customer wallet share.

Together with iGaming, which is currently outside the scope of the joint venture, Caesars expects that the enlarged sports and online gaming business in the US could generate between US$600-US$700 million in net revenue in FY2021 (on a pro-forma basis).

Caesars’ strategic focus remains on the opportunities immediately evident in the US market at this stage. It believes in the compelling proposition that William Hill’s presence in the UK and other non-US international markets offers to their gaming customers in those markets and believes those businesses have a strong future. In order to best maximise those propositions and support those businesses’ long term ambitions following completion of the acquisition of William Hill, Caesars’ intention is to seek suitable partners or owners who have aligned objectives and approaches and who will be focussed on the longer term ambitions of those businesses and for the benefit of its customers.

Information on Caesars

Caesars is one of the largest casino-entertainment companies in the US and one of the world’s most diversified casino-entertainment providers employing approximately 80,000 people at the end of 2019. Since its beginning in Reno, Nevada, in 1937, Caesars has grown through development of new resorts, expansions and acquisitions. Caesars’ resorts operate primarily under the Caesars®, Harrah’s®, Horseshoe® and Eldorado® brand names. Caesars Entertainment offers diversified amenities and one-of-a-kind destinations, with a focus on building loyalty and value with its guests through a unique combination of impeccable service, operational excellence and technology leadership. Caesars is committed to its employees, suppliers, communities and the environment through its PEOPLE PLANET PLAY framework.

Caesars is listed on the Nasdaq Stock Market (NASDAQ). In July 2020, Caesars completed the transformative merger between Caesars and Eldorado Resorts, Inc., enhancing Caesars’ position as the leading regional and destination gaming operator in the US. The combined group had pro forma revenues of US$10.8 billion for the year ended 2019 and pro forma 2019 adjusted EBITDA of US$3.7 billion including US$800 million in expected combined adjusted EBITDA synergies and other cost savings.

Funding

Caesars is today announcing an equity capital raise. Caesars plans to use the proceeds of this capital raise, together with existing cash and US$2.0 billion of new non-recourse debt facilities which it intends to enter into and which would be secured against William Hill’s non-US businesses, to fund the Possible Cash Offer.

A presentation is being used in connection with the equity capital raise and which is being made available on https://investor.Caesars.com/.

Enquiries:

Caesars Entertainment, Inc.	+1 800 318 0047

Brian Agnew

Deutsche Bank (Financial Adviser to Caesars)	+44 20 7545 8000

James Ibbotson
James Arculus

William Hill

Louise Turner-Smith, Director of Investor Relations	+44 (0) 207 612 3251
Alison Cole, Director of Corporate Communications	+44 (0) 207 612 3233

Barclays Bank PLC (Lead Financial Adviser and Corporate Broker to William Hill)

Daniel Ross Nishant Amin Mark Astaire Nicola Tennent	+44 (0) 207 623 2323

Citigroup Global Markets Limited (Financial Adviser and Corporate Broker to William Hill)

Jan Skarbek Andrew Seaton Robert Farrington Martin Weltman	+44 (0) 207 986 4000

PJT Partners (Financial Adviser to William Hill)

Simon Lyons Jonathan Hall Ben Ripley	+44 (0) 203 650 1100

Media Enquiries:

Brunswick Andrew Porter Fiona Micallef-Eynaud Craig Breheny Chris Buscombe	+44 (0) 207 404 5959

The person responsible for arranging for the release of this announcement on behalf of Caesars is Brian Agnew.

Important notices

This announcement is being made with the consent of William Hill.

This announcement does not amount to a firm intention to make an offer for William Hill under Rule 2.7 of the Code and accordingly there can be no certainty that an offer will be forthcoming.

In accordance with Rule 2.6(a) of the Code, Caesars is required, by not later than 5.00 p.m. (London Time) on 23 October 2020, to either announce a firm intention to make an offer in accordance with Rule 2.7 of the Code or announce that it does not intend to make such an offer, in which case the announcement will be treated as a statement to which Rule 2.8 of the Code applies. This deadline may be extended with the consent of the Panel in accordance with Rule 2.6(c) of the Code.

This announcement is not intended to, and does not, constitute or form part of any offer, invitation or solicitation of any offer to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of, any securities or the solicitation of any vote or approval in any jurisdiction, whether pursuant to this announcement or otherwise.

The release, distribution or publication of this announcement in jurisdictions outside the United Kingdom may be restricted by laws of the relevant jurisdictions and therefore persons into whose possession this announcement comes should inform themselves about, and observe, any such restrictions. Any failure to comply with the restrictions may constitute a violation of the securities law of any such jurisdiction.

Sources & Bases

The relevant sources of information and bases of calculation are provided below in the order in which such information appears in this document.

i.	William Hill’s issued share capital of 1,049,613,344 ordinary shares of 10p each as at 25 September 2020, being the latest practicable date prior to the publication of this announcement;

ii.

William Hill’s to be issued share capital of 14,738,529 William Hill shares which may be issued on or after the date of this announcement to satisfy the exercise of options or vesting of awards pursuant to William Hill’s share plans. This figure does not include options that will be granted as part of the 2020 operation of William Hill’s UK and International Savings Related Share Option Plans, which are currently open for applications with options expected to be granted on 1 December 2020, shares that will be delivered in January 2021 under the US Employee Stock Purchase Plan, or recruitment awards to be made to an incoming senior executive;

iii.	Volume weighted average price for the three months from 24 June 2020 to 24 September 2020 as defined by Bloomberg; and

iv.	Share offering placement price as of William Hill announcement on 17 June 2020.

The value of the Possible Cash Offer is based on the price of 272 pence per William Hill Share is calculated on the basis of the issued and to be issued share capital of William Hill (as set out in paragraphs (i) and (ii) above).

Disclaimer

Deutsche Bank AG (“Deutsche Bank”) is authorised under German Banking Law (competent authority: European Central Bank) and, in the United Kingdom, by the Prudential Regulation Authority. It is subject to supervision by the European Central Bank and by BaFin, Germany’s Federal Financial Supervisory Authority, and is subject to limited regulation in the United Kingdom by the Prudential Regulation Authority and Financial Conduct Authority.

Neither Deutsche Bank nor any of its subsidiaries, branches or affiliates (including, without limitation, Deutsche Bank, acting through its London branch (“DB London”), and Deutsche Bank Securities Inc. (“DBSI”)) will be responsible to any person other than Caesars for providing any of the protections afforded to clients of Deutsche Bank (or, as the case may be, DB London or DBSI) nor for providing advice in relation to any matters referred to in this announcement. Neither Deutsche Bank nor any of its subsidiaries, branches or affiliates (including, without limitation, DB London and DBSI) will be responsible to any person other than Caesars for providing any of the protections afforded to clients of Deutsche Bank (or DB London or DBSI), nor for providing advice in relation to any matters referred to in this announcement.

Neither Deutsche Bank nor any of its subsidiaries, branches or affiliates (including, without limitation, DB London and DBSI) owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Deutsche Bank (or DB London or DBSI) in connection with this announcement, any statement contained herein, or otherwise.

DB London and DBSI are acting as financial advisers to Caesars and no other person in connection with the contents of this announcement.

Barclays Bank PLC, acting through its Investment Bank (“Barclays”), which is authorised by the Prudential Regulation Authority and regulated in the UK by the Financial Conduct Authority and the Prudential Regulation Authority, is acting exclusively for William Hill and no one else in connection with the Acquisition and shall not be responsible to anyone other than William Hill for providing the protections afforded to clients of Barclays nor for providing advice in connection with the Acquisition or any other matter referred to herein.

In accordance with the Code, normal United Kingdom market practice and Rule 14e-5(b) of the Exchange Act, Barclays and its affiliates will continue to act as exempt principal trader in William Hill securities on the London Stock Exchange. These purchases and activities by exempt principal traders which are required to be made public in the United Kingdom pursuant to the Code will be reported to a Regulatory Information Service and will be available on the London Stock Exchange website at www.londonstockexchange.com. This information will also be publicly disclosed in the United States to the extent that such information is made public in the United Kingdom.

Citigroup Global Markets Limited (“Citigroup”) which is authorised by the Prudential Regulation Authority and regulated in the UK by the Financial Conduct Authority and the Prudential Regulation Authority, is acting exclusively as financial adviser to William Hill and no one else in connection with the Acquisition and other matters described in this announcement, and shall not be responsible to anyone other than William Hill for providing the protections afforded to clients of Citigroup nor for providing advice in connection with the Acquisition or any matter referred to herein. Neither Citigroup nor any of its affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, in delict, under statute or otherwise) to any person who is not a client of Citigroup in connection with this announcement, any statement contained herein, the Acquisition or otherwise.

PJT Partners (UK) Limited (“PJT Partners”) which is authorised and regulated by the Financial Conduct Authority in the United Kingdom is acting exclusively for William Hill and no one else in connection with the matters described herein and will not be responsible to anyone other than William Hill for providing the protections afforded to clients of PJT Partners or for providing advice in connection with the matters described herein. Neither PJT Partners nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of PJT Partners in connection with this announcement, any statement contained herein or otherwise.

Disclosure requirements of the Code

Under Rule 8.3(a) of the Code, any person who is interested in 1% or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any securities exchange offeror is first identified. An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 pm (London time) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 pm (London time) on the 10th business day following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1% or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s), save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 pm (London time) on the business day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purposes of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Takeover Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. You should contact the Panel’s Market Surveillance Unit on +44 (0)20 7638 0129 if you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure.

Publication on a website

In accordance with Rule 26.1 of the Code, a copy of this announcement will be available on Caesars’ website at https://investor.Caesars.com/ and on William Hill’s website at https://www.williamhillplc.com/investors-centre/possible-offer-for-company/ by no later than 12 noon (London time) on the business day after the date of this announcement.

The content of the website referred to in this announcement is not incorporated into and does not form part of this announcement.